Exhibit 99.1

                                VSB Bancorp, Inc.
                    First Quarter 2008 Results of Operations

Contact Name:
Ralph M. Branca
President & CEO
(718) 979-1100

Staten Island, N. Y. -- April 8, 2008. VSB Bancorp, Inc. (NASDAQ CM: VSBN) reported net income of $361,945 for the first quarter of 2008, a 31.7% decrease from the first quarter of 2007. The following unaudited figures were released today. Pre-tax income was $673,041 in the first quarter of 2008, as compared to $991,842 for the first quarter of 2007, a decrease of $318,801, or 32.1%. Net income for the quarter was $361,945, or basic income of $0.20 per common share, as compared to a net income of $529,771, or $0.29 basic income per common share, for the quarter ended March 31, 2007.

The $167,826 decrease in net income was attributable to a decrease in net interest income of $301,346, due primarily to a decrease in interest income from loans of $327,862, a decrease in interest income from other interest earning assets of $144,772 and an increase provision for loan loss expense of $60,000. The decrease in net income was partially offset by an increase in investment income of $83,837, an increase in non-interest income of $24,539, and a decrease in income tax expense of $150,975.

The reduction in interest income is attributable to a rapid decline of the fed funds and the prime rates, which negatively affected the yield on our loans, and other interest earning assets income. After remaining steady for approximately 15 months, the prime rate declined 3.00% from September 2007 to March 2008. The $18,006 reduction in non-interest expense is directly attributable to a decrease in salary and benefits of $106,922, partially offset by an increase in legal fees of $39,560, an increase in occupancy expenses of $19,749 and an increase in other expenses of $26,817. The reduction in salary and benefits was due, in part to the retirement of the former president, reduced incentive and ESOP compensation expense.

Total assets increased to $210.2 million at March 31, 2008, an increase of $6.4 million, or 3.1%, from December 31, 2007. Total deposits increased to $181.6 million, an increase of $5.3 million, or 3.0%, during the first quarter of 2008. The Bancorp's Tier 1 capital ratio of 12.81% includes, the effect, as Tier 1 capital, of $5.0 million (25% of its Tier 1 capital) from the proceeds of a $5 million trust preferred securities issuance in August 2003.

Average interest-earning assets and average loans decreased by $823,506 and $256,763, respectively, from the first quarter of 2007 to the first quarter of 2008. Average demand deposits, an interest free source of funds for the Bancorp to invest, were approximately 35% of average total deposits for the first quarter of 2008, compared to 37% for the first quarter of 2007. Average deposits decreased by $6.4 million from the first quarter of 2007 to the first quarter of 2008. The Company's interest rate spread and interest rate margin were 3.13% and 4.07%, respectively, for the quarter ending March 31, 2008 as compared to 3.68% and 4.72%, respectively, for the quarter ended March 31, 2007. Non-interest income increased $24,539 to $565,902 in the first quarter of 2008 due in part to the increase in the per item charge of insufficient fund fees in March 2008. Non-interest expense totaled $1.8 million in the first quarter of 2008.

Raffaele (Ralph) M. Branca, VSB Bancorp, Inc.'s President and CEO, stated, "The current economic environment and the recent drops in short term rates, including the Prime Rate, have reduced our net interest income in the first quarter of 2008. This is because our loans and other interest earning assets re-price downward at a faster pace and in greater magnitude than our interest bearing liabilities. The current growth of the Bancorp's assets could not offset the margin compression we experienced in this quarter." Joseph J. LiBassi, VSB Bancorp, Inc.'s Chairman, stated "Our basic earnings per share were $0.20 for the first quarter of 2008, and our book value per share rose to $11.68 at March 31, 2008, up $0.69 from the book value per share at the prior year-end. We paid our second quarterly dividend of $0.06 per common share for stockholders of record on March 21, 2008. Our ability to deliver the highest personal customer service, and our motto of `making the Bank fit your business,' sets us apart as the Island's premier business bank."

VSB Bancorp, Inc. is the one-bank holding company for Victory State Bank. Victory State Bank, a Staten Island based commercial bank, which commenced operations on November 17, 1997. The Bank's initial capitalization of $7.0 million was primarily raised in the Staten Island community. The Bancorp's total equity has increased to $22.2 million primarily through the retention of earnings. The Bank operates five full service locations in Staten Island: the main office in Great Kills, and branches on Forest Avenue (West Brighton), Hyatt Street (St. George), Hylan Boulevard (Dongan Hills) and on Bay Street (Rosebank).

FORWARD LOOKING STATEMENTS

         This release contains forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to adverse changes in local, regional or national economic conditions, fluctuations in market interest rates, changes in laws or government regulations, changes in customer preferences, and changes in competition within our market area. When used in this release or in any other written or oral statements by the Company or its directors, officers or employees, words or phrases such as "will result in," "management expects that," "will continue," "is anticipated," "estimate," "projected," or similar expressions, and other terms used to describe future events, are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date of the statement. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting the Company under the PSLRA's safe harbor provisions.

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

                                VSB Bancorp, Inc.
                 Consolidated Statements of Financial Condition
                                 March 31, 2008
                                   (unaudited)

                                                           March 31,      December 31,
                                                             2008             2007
                                                        -------------    -------------
Assets:

 Cash and cash equivalents                              $  22,162,554    $  17,696,879
 Investment securities, available for sale                121,880,050      117,814,117
 Loans receivable                                          61,337,096       62,373,078
  Allowance for loan loss                                    (919,450)        (927,161)
                                                        -------------    -------------
    Loans receivable, net                                  60,417,646       61,445,917
 Bank premises and equipment, net                           3,824,211        3,931,679
 Accrued interest receivable                                  709,237          799,249
 Deferred taxes                                               102,908          991,297
 Other assets                                               1,112,731        1,114,431
                                                        -------------    -------------
      Total assets                                      $ 210,209,337    $ 203,793,569
                                                        =============    =============

Liabilities and stockholders' equity:

Liabilities:
 Deposits:
    Demand and checking                                 $  63,036,898    $  62,525,053
    NOW                                                    18,745,240       16,931,113
    Money market                                           23,457,102       20,534,721
    Savings                                                11,057,143       11,349,111
    Time                                                   64,932,174       64,738,564
                                                        -------------    -------------
       Total Deposits                                     181,228,557      176,078,562
 Escrow deposits                                              420,307          255,881
 Subordinated debt                                          5,155,000        5,155,000
 Accounts payable and accrued expenses                      1,203,806        1,420,321
                                                        -------------    -------------
     Total liabilities                                    188,007,670      182,909,764
                                                        -------------    -------------

Stockholders' equity:
 Common stock, ($.0001 par value, 3,000,000
    shares authorized, 1,900,509 issued
    and outstanding at March 31, 2008 and
    December 31, 2007)                                            190              190
 Additional paid in capital                                 9,091,367        9,107,119
 Retained earnings                                         13,474,309       13,226,395
 Unallocated ESOP shares                                   (1,028,558)      (1,070,827)
 Accumulated other comprehensive income (loss), net
    of taxes of $579,526 and $(330,668), respectively         664,359         (379,072)
                                                        -------------    -------------

    Total stockholders' equity                             22,201,667       20,883,805
                                                        -------------    -------------
     Total liabilities and stockholders'
        equity                                          $ 210,209,337    $ 203,793,569
                                                        =============    =============

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                                VSB Bancorp, Inc.
                      Consolidated Statements of Operations
                                 March 31, 2008
                                   (unaudited)

                                              Three months       Three months
                                                  ended              ended
                                             March 31, 2008     March 31, 2007
                                            ---------------    ---------------
Interest and dividend income:
 Loans receivable                           $     1,244,491    $     1,572,353
 Investment securities                            1,384,297          1,300,460
 Other interest earning assets                      102,293            247,065
                                            ---------------    ---------------
     Total interest income                        2,731,081          3,119,878

Interest expense:
 NOW                                                 32,231             28,789
 Money market                                        96,092             85,850
 Savings                                             18,982             24,428
 Subordinated debt                                   89,040             89,040
 Time                                               519,447            615,136
                                            ---------------    ---------------
     Total interest expense                         755,792            843,243

Net interest income                               1,975,289          2,276,635
Provision (benefit) for loan loss                    30,000            (30,000)
                                            ---------------    ---------------
    Net interest income
       after provision for loan loss              1,945,289          2,306,635

Non-interest income:
 Loan fees                                           22,223             27,468
 Service charges on deposits                        479,615            416,908
 Net rental income (loss)                            (1,011)            14,813
 Other income                                        65,075             82,174
                                            ---------------    ---------------
     Total non-interest income                      565,902            541,363

Non-interest expenses:
 Salaries and benefits                              910,408          1,017,330
 Occupancy expenses                                 357,724            337,975
 Legal expense                                       54,086             14,526
 Professional fees                                   61,400             51,600
 Computer expense                                    55,106             67,216
 Directors fees                                      57,250             52,150
 Other expenses                                     342,176            315,359
                                            ---------------    ---------------
     Total non-interest expenses                  1,838,150          1,856,156

       Income before income taxes                   673,041            991,842
                                            ---------------    ---------------
Provision (benefit) for income taxes:
 Current                                            332,900            442,730
 Deferred                                           (21,804)            19,341
                                            ---------------    ---------------
     Total provision for income taxes               311,096            462,071

              Net income                    $       361,945    $       529,771
                                            ===============    ===============

Basic income per common share               $          0.20    $          0.29
                                            ===============    ===============
Diluted net income per share                $          0.19    $          0.28
                                            ===============    ===============
Book value per common share                 $         11.68    $          9.85
                                            ===============    ===============


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